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                                                                    EXHIBIT 2.18

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") effective January 1, 1998, by and among ELLIOT L. SHACK, O.D., P.A., a New Jersey professional association, CHARLES M. CUMMINS, O.D. AND ELLIOT L. SHACK, O.D., P.A. a New Jersey professional association (together the "Seller"), and VISION TWENTY-ONE, INC., a Florida corporation ("Vision 21").

                                   WITNESSETH:

         WHEREAS, Charles M. Cummins, O.D. and Elliot L. Shack, O.D. (the "Optometrists") are licensed to practice optometry in the State of New Jersey, and currently conduct an optometry practice (the "Practice") through the Seller, which maintains nineteen (19) offices (the "Offices") throughout the state of New Jersey;

         WHEREAS, Vision 21 provides business management services and facilities for eye care professionals and related businesses; and

         WHEREAS, Seller desires to sell, assign and transfer all of its Non-Optometric Assets (as defined herein) to the extent permitted by law to Vision 21, and Vision 21 desires to purchase, assume and acquire such Non-Optometric Assets and assume certain liabilities of the Seller in exchange for the consideration provided herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

         1.1. Purchase and Sale of Non-Optometric Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to Vision 21, and Vision 21 agrees to purchase, assume, accept and acquire, all of Seller's right, title and interest in and to all of the Non-Optometric Assets of Seller relating to the Practice to the extent permitted by applicable law (other than the Optometric Assets specified in Section 1.2 hereof and the Excluded Assets specified in Section 1.3 hereof) as set forth on
SCHEDULE 1.1, of every kind, character and description, whether tangible, real, personal, or mixed, and wheresoever located, (collectively, "Non-Optometric Assets"), and including without limitation the following:

                  (a) all machinery, equipment, tools, furniture, furnishings, goods, and other tangible personal property;

                  (b)       all accounts receivable;

                  (c) all supplies (but not the optometric or optical supplies described as "Optometric Assets" in Section 1.2 hereof);


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                  (d)      all inventory;

                  (e)      [Reserved];

                  (f) eyeglasses, contact and other lenses and other eye wear;

                  (g)      all prepaid items, notes and unbilled costs and fees;

                  (h) to the extent permitted by applicable law, any and all rights under any written or oral contract, agreement, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization, except where professionally related, or except as set forth in
Section 1.2;

                  (i) all rights under any patents, trademarks, service marks, trade names or copyrights, whether registered or unregistered, and any applications therefor;

                  (j) all data bases used in the Practice or under development;

                  (k) all rights arising out of occurrences before or after the Closing, including without limitation, all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of Seller with respect to any of the Non-Optometric Assets;

                  (l) all books and records of Seller, including, without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of Non-Optometric Assets, correspondence, books of account, files, papers, books and all other public and confidential business records, whether such records are in hard copy form or are electronically or magnetically stored;

                  (m) all information, files, records, data, plans, contracts and recorded knowledge, including supplier lists and employee records related to the foregoing and the operation of the Practice; and

                  (n) petty cash from each Office in the amount of $50.00 per Office.

         1.2. No Sale of Optometric Assets. Seller shall not sell, convey, assign, transfer and deliver to Vision 21, and Vision 21 shall not be obligated to purchase, assume, accept and acquire (or make any payments or otherwise discharge any liability or obligation of Seller or Optometrists with respect to) any of Seller's assets described in this Section (the "Optometric Assets") or the Excluded Assets specified in Section 1.3 hereof, which Optometric Assets shall include without limitation the following:

                  (a) patient lists, including names, addresses and telephone numbers;

                  (b)       optometric records;

                  (c) all rights in employment contracts with Optometrists, if any, employed by Seller;



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                  (d)      drugs (which shall not be deemed to include contact
lenses), pharmaceuticals, and controlled substances, products and items;

                  (e) third party payor contracts (except for rights to purchased accounts receivable);

                  (f) licenses, certificates of need, Medicare/Medicaid certifications and other governmental authorizations necessary to provide optometric services and to be paid therefor by applicable third party payors; and

                  (g) any other asset that legally cannot be owned by a party that is not optometrist-owned.

         1.3. Excluded Assets. Notwithstanding the foregoing, neither the Optometric Assets nor the Non-Optometric Assets shall include any of the following (collectively, the "Excluded Assets") which shall be retained by Seller and not transferred to Vision 21:

                  (a) life insurance policies covering the life of Optometrists or any employee of Seller;

                  (b)      personal effects listed on SCHEDULE 1.3; and

                  (c) cash and cash equivalents in banks, certificates of deposit, commercial paper and securities owned by Seller (but excluding cash held in registers or petty cash drawers on the Closing Date which shall be transferred to Vision 21), which shall not be reduced by the amount of April rent paid or payable under Real Property Leases (as defined herein).

         1.4. The Purchase Price. Vision 21 agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Non-Optometric Assets of Seller to Vision 21, and the acceptance by Vision 21 of such Non-Optometric Assets and the assumption by Vision 21 of those liabilities listed on SCHEDULE 1.6 hereto, Vision 21 shall pay to Seller at the Closing consideration having a value of Eight Million Five Hundred Eighty Thousand Dollars ($8,580,000) (the "Purchase Price"), subject to the adjustment set forth in Section 1.7, to be delivered to Seller as follows:

                  (a) Cash. Vision 21 shall deliver the sum of Five Million Nine Hundred Ninety Two Thousand Dollars ($5,992,000) to the Seller by wire transfer of immediately available funds to such account or accounts as shall be designated by the Seller.

                  (b) Common Stock. Vision 21 shall deliver 231,620 shares of Vision 21 common stock to the Seller.

                  (c) Contingent Shares. Vision 21 shall deliver 19,398 shares of Vision 21 common stock (the "Contingent Shares"), which represents $200,000 in value based upon the average closing price of Vision 21 common stock as listed on Nasdaq for the five business day period from March 9, 1998 through March 13, 1998 (the "Valuation Price") to Greenberg, Dauber



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& Epstein (the "Escrow Agent") to be held in escrow in accordance with the terms hereof and of the Contingent Shares Escrow Agreement (as defined herein). The Contingent Shares are forfeitable by the Seller on a dollar for dollar basis to the extent that EBITDA as shown on the audited financial statements of the Seller for the twelve month period ending at the first anniversary of the Closing Date (as defined herein), is less than $1,900,000. If EBITDA for such twelve month period is less than $1,900,000 then $1.00 worth of the Contingent Shares, based on the Valuation Price, shall be forfeited for every $1.00 that actual EBITDA is below $1,900,000. The Contingent Shares shall also serve as protection of up to $200,000 on a dollar for dollar basis against any decline in the market value of Vision 21 common stock based upon the five day average closing price of Vision 21 common stock on Nasdaq for the five day period preceding that date which is twelve months after the Closing Date, from the Valuation Price. In the event there has been a decrease in such average price on such dates from the Valuation Price, such decrease shall be offset on a dollar for dollar basis against any deductions to Seller for not meeting the target EBITDA. EBITDA shall be determined and calculated utilizing the accounting practices of Vision 21 in its audited financial statements prepared in accordance with generally accepted accounting principles ("GAAP") and will not be diminished by any costs or charges related to the transactions contemplated by this Agreement. In no event shall the Seller be entitled to receive shares of common stock in excess of the number of shares of common stock delivered to the Escrow Agent. In the event the Seller believes that Vision 21 has not calculated the number of Contingent Shares in accordance with this Section 1.4, the Seller shall, within thirty (30) days of receipt of the Contingent Shares from escrow, so object to Vision 21 in writing, setting forth a specific description of the nature of the objection and the number of Contingent Shares the Seller believe should have been paid to them. If no objection is received by Vision 21 on or before the last day of such thirty (30) day period, then the number of Contingent Shares calculated by Vision 21 shall be final. If an objection has been made and Vision 21 and Seller are unable to resolve all of their disagreements with respect thereto within thirty (30) days following delivery of Seller's objection, the parties may submit the objection to arbitration, or avail themselves of any and all other remedies available at law or in equity. Vision 21 shall provide to the Seller and their accountants full access to all relevant books, records and work papers utilized in calculating the number of Contingent Shares to be delivered to the Seller from escrow.

         1.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Non-Optometric Assets and between the respective Offices as set forth on SCHEDULE 1.5 annexed hereto and made a part hereof. Each of Seller and Vision 21 hereby covenants and agrees that he or it will not take a position that is in any way inconsistent with the terms of this Section 1.5 on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding.

         1.6. Assumption of Certain Obligations and Liabilities. From and after the Closing Date, Vision 21 shall assume and agree to pay or perform, promptly as they become due, only those obligations and liabilities of Seller expressly set forth on SCHEDULE 1.6 (the "Assumed Obligations"). Except for the Assumed Obligations, Vision 21 shall not assume or be deemed to have assumed and shall not be responsible for any other obligation or liability of Seller, direct or indirect, known or unknown, absolute or contingent, including without limitation (i) any and all obligations regarding any foreign, Federal, state or local income, sales, use, franchise or other tax liabilities, (ii) any and all obligations or liabilities relating to any fees or expenses of Seller's or Optometrists' counsel, accountants or other experts incident to the negotiation and preparation of



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any of the documents contemplated herein and consummation of the Closing, (iii)
any and all liabilities relating to or arising from the provision of professional medical or optometric services (or failure to provide professional medical or optometric services) prior to the Closing Date; (iv) any and all liability for violations of the Civil Rights Act of 1964, as amended, otherwise known as Title VII by Seller and/or Optometrists for employee, discrimination or other claims thereunder; and (v) any and all accrued expenses of Optometrists including but not limited to or liabilities owed to or on behalf of employees of Seller including but not limited to salaries, benefits, and payroll, taxes, and income and franchise taxes of Seller, however, excluding accrued 1997 bonuses.

         1.7.     Purchase Price Adjustments.

                  (a) Net Worth Adjustment. The Purchase Price shall be subject to adjustment on a dollar for dollar basis to the extent that upon audit by Vision 21's designated auditor, the actual net worth (as defined herein) on the Closing Date of Seller and The Complete Optical Laboratory, Ltd., Corp., a New Jersey corporation owned by the Optometrists (the "Lab"), on a consolidated basis, differs by more than five percent (5%) from the amount of net worth reflected on the Seller's balance sheet at December 31, 1997 and the balance sheet of the Lab at October 31, 1997, on a consolidated basis. For purposes hereof "net worth" is defined as (i) the assets as determined in accordance with GAAP less (ii) the liabilities as determined in accordance with GAAP. The adjustment shall be settled, promptly after determination thereof, at the sole option of Seller, either in cash or such number of shares of Vision 21 common stock held in escrow in accordance with Section 1.4(c), equal to the difference in net worth divided by the Valuation Price.

                  (b) Purchase Price Adjustment Procedure. Within forty-five (45) days following the Closing Date, Vision 21 shall present to Seller a consolidated balance sheet for Seller and the Lab as at the Closing Date prepared in accordance with GAAP ("the Closing Date Balance Sheet") and its proposed Purchase Price adjustment (the "Proposed Purchase Price Adjustment") calculated in accordance with Section 1.7(a) hereof. Seller shall, within thirty
(30) days after the delivery by Vision 21 of the Closing Date Balance Sheet and the Proposed Purchase Price Adjustment, complete its review thereof. In the event that Seller believes that the Closing Date Balance Sheet and/or the Proposed Purchase Price Adjustment has not been prepared on the basis set forth in Section 1.7(a) or otherwise contests any item set forth therein, Seller shall, on or before the last day of such 30-day period, so object to Vision 21 in writing, setting forth a specific description of the nature of the objection and the corresponding adjustments the Seller believes should be made. If no objection is received by Vision 21 on or before the last day of such 30-day period, then the Closing Date Balance Sheet and the Proposed Purchase Price Adjustment delivered by Vision 21 shall be final. If an objection has been made and Vision 21 and Seller are unable to resolve all of their disagreements with respect to the proposed adjustments within thirty (30) days following the delivery of Seller's objection, the parties may submit such dispute to arbitration. Vision 21 shall provide to Seller and its accountants full access to all relevant books, records and work papers utilized in preparing the Closing Date Balance Sheet the Proposed Purchase Price Adjustment. The determination of the arbitrator shall be final and binding on the parties.

         1.8 The Cash Refund. In addition to the Purchase Price, Seller shall receive at the Closing, all cash and cash equivalents owned by the Seller as reflected on its books as of the Closing Date without reduction for April rent paid or payable under Real Property Leases plus approximately $290,000.



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         1.9      Integration Fee. Seller shall pay from March cash to Vision 21 at Closing, an integration fee of One Hundred Twenty Thousand Dollars ($120,000) in cash to compensate it for the expenses of integrating the Non-Optometric Assets and the Practice into the Vision 21 network (the "Integration Fee").

         1.10 Limited Reservation of Name Rights. The parties agree that so long as the parties maintain the Business Management Agreement of even date, that Seller shall have the right to continue the use of its tradename on a non-exclusive basis. However, such limited right to use such name shall terminate immediately upon the termination of the Business Management Agreement.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                   THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         2.1. Closing. The closing (the "Closing") of the transaction contemplated in this Agreement shall occur as of March 31, 1998 (the "Closing Date") at the office of Greenberg, Dauber & Epstein, located at One Gateway Center, Suite 600, Newark, NJ 07102-5311, or at such other location or date as the parties hereto shall mutually agree. Notwithstanding the foregoing language to the contrary, the effective date of Closing shall be deemed January 1, 1998 (the "Effective Date").

         2.2.     Deliveries of the Seller and Vision 21 at the Closing.

                  (a) Seller shall deliver and cause Optometrist where applicable to deliver to Vision 21 the following at or prior to the Closing, except as otherwise contemplated herein:

                           (i)      such bills of sale with warranties as to
title, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in Vision 21 all of Seller's right, title and interest in and to the Non-Optometric Assets, including without limitation (A) good and valid title in and to all of the Non-Optometric Assets owned by Seller,
(B) good and valid leasehold interests in and to all of the Non-Optometric Assets leased by Seller as lessee (except for that related to Real Property Leases described below), and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Non-Optometric Assets to which Seller is a party or by which it has rights on the Closing Date; the aforedescribed instruments shall include, without limitation, the Bill of Sale (the "Bill of Sale") in the form annexed hereto and made a part hereof as EXHIBIT 2.2(A)(I);

                           (ii)     original instruments of consent or waiver
duly executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to Vision 21 hereunder and requiring a consent or waiver therefor;

                           (iii)    duly executed UCC-3 termination statements
evidencing the release of any and all liens upon any of the Non-Optometric Assets held by any person or entity;



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                           (iv)     a duly executed Business Management
Agreement in the form of EXHIBIT 2.2(A)(IV) by and between Seller and Vision 21 (the "Business Management Agreement");

                           (v)      a copy of resolutions of the Board of
Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                           (vi)     duly executed employment agreements in the
form annexed hereto and made part hereof as EXHIBIT 2.2(A)(VI)(1) AND EXHIBIT 2.2(A)(VI)(2) between Seller and Optometrists (the "Employment Agreements");

                           (vii)    within a reasonable period of time after
Closing, assignments in such form as is appropriate based upon the terms contemplated in this Agreement, as executed by Seller and Vision 21, of the Real Property Leases, as defined and contemplated by paragraph 3.1(q) pursuant to the timing indicated therein (the "Lease Assignments");

                           (viii)   a duly executed Contingent Shares Escrow
Agreement in the form of EXHIBIT 2.2(A)(VIII) by and between Seller and Vision 21 (the "Contingent Shares Escrow Agreement");

                           (ix)     duly executed employment agreements between
Vision 21 and the Optometrists in the form of EXHIBIT 2.2(A)(IX) (the "Practice Employment Agreements");

                           (x)      the Integration Fee; and

                           (xi)     such other certificates and documents as
Vision 21 or its counsel may reasonably request.

Simultaneously with delivery of the items set forth in subsection (a) of this
Section 2.2, Seller shall take all such steps as may be required to put Vision 21 in actual possession and operating control of the Non-Optometric Assets.

                  (b) Vision 21 shall deliver to Seller the following at or prior to the Closing:

                           (i)      the Purchase Price;

                           (ii)     the Bill of Sale;

                           (iii)    the Business Management Agreement;

                           (iv)     a copy of the resolutions of the Board of
Directors of Vision 21 authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                           (v)      the Cash Refund; and



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                           (vi)     such other certificates and documents as
Seller or its counsel may reasonably request.

         2.3. Further Assurances. Seller, from time to time after the Closing and at the request of Vision 21, will execute, acknowledge and deliver to Vision 21 such other instruments of conveyance and transfer and will take such other actions as Vision 21 may reasonably require in order to vest more effectively in Vision 21, or to put Vision 21 more fully in possession of, any of the Non-Optometric Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Vision 21 that the following are true and correct through the date hereof, and shall be true and correct as of the date hereof, except as set forth in the Disclosure Schedule delivered to Vision 21 by Seller (the "Disclosure Schedule"). "To the best of Seller's knowledge" (or words of similar import) shall mean the actual knowledge of Charles M. Cummins and/or Elliot L. Shack without additional investigation.

                  (a) Organization. Seller is a professional association duly organized, validly existing and in good standing under the laws of the State of New Jersey, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is not duly qualified and licensed to do business in any other jurisdiction. Seller does not have any assets, employees or offices in any state other than the State of New Jersey.

                  (b) Legal Power and Enforceable Obligations. To the best of Seller's knowledge, Seller has the power, authority and legal right to own, lease and operate the Non-Optometric Assets, to conduct the Practice as currently conducted, and to execute, deliver and perform this Agreement. This Agreement and all the other documents and instruments required to be delivered by Seller and/or Optometrists in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly executed and delivered on behalf of Seller and Optometrists and constitute, or will constitute, the legal, valid and binding obligation of Seller and Optometrists, enforceable against Seller and Optometrists in accordance with their respective terms.

                  (c) No Violation. The execution, delivery and performance of this Agreement by Seller and Optometrists do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) to the best of Seller's knowledge, any existing law, ordinance, or governmental rule or regulation to which Seller or Optometrists is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller or Optometrists, (iii) Seller's Articles or Certificate of Incorporation or Bylaws, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either Seller or Optometrists is a party, by which either



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Seller or Optometrists may have rights, or by which any of the Non-Optometric
Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Optometrists thereunder. To the best of Seller's knowledge, no authorization, approval or consent of, and no filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or Optometrists or the sale to Vision 21 of the Non-Optometric Assets other than the notice of sale, transfer, assignment in bulk required to be filed with the New Jersey Division of Taxation prior to Closing.

                  (d) No Third Party Options. There are no existing agreements with, options or commitments to or rights of any person to acquire any of the Non-Optometric Assets or any interest therein.

                  (e) Condition of Tangible Non-Optometric Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets included in the Non-Optometric Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and, to the best of Seller's knowledge, conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

                  (f) Title to Non-Optometric Assets; Required Approvals. Seller has and shall transfer to Vision 21 at the Closing good, valid and marketable title to all of the Non-Optometric Assets being sold and transferred hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except disclosed in the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, no consent, approval, waiver or authorization is required to be obtained by Seller from any third party with respect to the assignment to Vision 21 of any contract, agreement, lease, or other right or obligation of Seller other than pursuant to those leases the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect upon the conduct of the Practice. Seller shall use its best efforts to obtain all such consents, approvals, waivers and authorizations with respect to those items disclosed in the Disclosure Schedule before and after the Closing.

                  (g) Taxes. Seller has filed all tax returns and forms required to be filed with respect to the Practice, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due with respect to the Practice, or will do so prior to the Closing Date. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other tax except as shown on such returns. Seller has not received any notice that any tax deficiency or delinquency has been asserted against Seller. Seller is not a party to any pending action or proceeding and, to the best of Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for the assessment or collection of any tax and no resolved claim for assessment or collection of any tax has been asserted against Seller. To the best of Seller's knowledge, the Optometrists are not a "foreign person" as described in Section 1445 of the Internal Revenue Code of 1986, as amended. There is no pending proceeding to reduce the assessed valuation of any portion of the Non-Optometric Assets. Seller has delivered to Vision 21 a true and complete copy of its federal and state tax returns for the years ended December 31, 1995, 1996 and 1997, which tax returns are or shall be accompanied by all notes and schedules


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filed therewith. Such tax returns fairly present the financial position of
Seller for the periods covered thereby. All monies required to be withheld by the Seller and paid to governmental agencies for all income, social security, unemployment, insurance, sales, excise, use, payroll and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (h) Absence of Changes. Since January 1, 1998 Seller has not:

                           (i)      incurred any liabilities, other than
liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Seller or any of its Non-Optometric Assets or properties;

                           (ii)     sold, encumbered, assigned or transferred
any of its Non-Optometric Assets or properties;

                           (iii)    except in the ordinary course of business,
created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Non-Optometric Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                           (iv)     made or suffered any amendment or
termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                           (v)      suffered any damage, destruction or loss,
whether or not covered by insurance, materially and adversely affecting the Practice and its related operations, assets, properties, net worth or obligations (financial or otherwise) or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Practice;

                           (vi)     suffered any material adverse change in the
Practice and its related operations, assets , properties, net worth or obligations (financial or otherwise);

                           (vii)    received notice or had knowledge of any
actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Practice or its related operations, assets, properties, net worth or obligations (financial or otherwise);

                           (viii)   increased or decreased the salaries or other
compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than in the ordinary course of business consistent with past practice;



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                           (ix)     changed any of the accounting principles
followed by it or the methods of applying such principles; or

                           (x)      entered into any transaction other than in
the ordinary course of business consistent with past practice.

                  (i) Financial Statements; Consistent Treatment of Expenses. Seller has delivered to Vision 21 (i) the reviewed balance sheets at December 31, 1995 and 1996 and the related statements of income, retained earnings and cash flows of Charles M. Cummins, O.D. and Elliot L. Shack, O.D., P.A. for the fiscal years then ended; (ii) the compiled balance sheets at December 31, 1995 and 1996 and the related compiled statements of income, retained earnings and cash flows of Elliot L. Shack, O.D., P.A. for the fiscal years then ended; and (iii) Seller's internally prepared balance sheet at December 31, 1997 and the related statement of income for the fiscal year then ended (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition, results of operation, liabilities and expenses of Seller as at the respective dates and for the periods indicated, and in a manner consistent with past practices. Seller has, in presenting information concerning Seller's expenses to Vision 21 for the purpose of determining the Seller's value, separated out those expenses which shall be borne by Seller following the acquisition contemplated in this Agreement in a manner which is consistent with the treatment of expenses which shall be the responsibility of Seller pursuant to the Business Management Agreement. To the best of Seller's knowledge, since December 31, 1997 the Seller has not suffered any material adverse change to its financial position or profitability.

                  (j) Compliance with Law; Authorizations. To the best of Seller's knowledge, Seller has complied in all material respects with, and is not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Seller and the Practice and its related operations, assets or properties are subject (collectively, the "Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the Practice all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations (collectively, the "Authorizations") which are material for Seller to conduct the Practice as currently conducted or for the ownership and use of the Non-Optometric Assets owned or used by Seller in the conduct of the Practice, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has Seller received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

                  (k) Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened against Seller or Optometrists or relates to the Non-Optometric Assets or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect Seller, Optometrists, the Non-Optometric Assets or the transactions contemplated hereby or thereby. Neither Seller nor Optometrists is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, Optometrists, the Non-Optometric Assets or the transactions contemplated hereby.

                  (l) Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Practice. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions. The consummation of the transactions contemplated hereby will not cause Vision 21 to incur or suffer any liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity and any such claim made against Vision 21 for reason of any termination or separation of any employee on or before Closing, or otherwise resulting from the sale of the Non-Optometric Assets pursuant to this Agreement, shall be the sole responsibility of Seller. No employee of Seller has any contractual right to continued employment by Seller following the consummation of the sale of the Non-Optometric Assets pursuant to this Agreement and Vision 21 shall be free to offer employment to such employees of Seller as Vision 21 may determine and on such terms and conditions as Vision 21 may determine. Set forth in the Disclosure Schedule is an accurate and complete list of all employees employed by Seller in the Practice showing as to each the nature of the employee's job, date of hire, the annual compensation, all accruals of vacation (by hours), and any other benefits due to employees other than pursuant to the Seller's general plans and policies adopted in the ordinary course of business or pursuant to union contracts and other matters which may be reasonably required by Vision 21. Set forth in the Disclosure Schedule is an accurate and complete list of the independent contractor optometrists reflecting the same information for such optometrists as contained in the Disclosure Schedule. Seller has not been notified nor is Seller aware of any professional who has a present intent to terminate his or her affiliation with Seller or modify his or her relationship with the Seller. Seller shall use its best efforts to continue all current relationships with any of its professionals.

                  (m) Employee Benefit Plans. Seller neither sponsors nor maintains any employee benefit plans except as described in the Disclosure Schedule. The Seller is not a contributing employer under any multiemployer plan (as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) nor has it withdrawn from participation in any such plan after 1979. The Seller has not entered into any agreement to provide, nor does it otherwise have any obligation to provide, any individual and/or his designated beneficiary with any optometric, life insurance or other fringe benefits, following his retirement or other termination of employment, other than pension benefits payable pursuant to its employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) described in the Disclosure Schedule. Any employee benefit plans (as such term is defined in Section 3(3) of ERISA) maintained or sponsored by Seller for the benefit of Seller's employees and described in the Disclosure Schedule are in compliance in all material respects with the applicable provisions of ERISA and the regulations promulgated thereunder as presently applied, and have so complied during all prior periods during which such provisions were applicable. Seller has complied in all material respects with the provisions of ERISA applicable to it as employer, plan sponsor, plan administrator or fiduciary of any such employee benefit plans with respect to any such employee benefit plans maintained by Seller or to which Seller was obligated to contribute funds (or any other plan or individual arrangement which may not be subject to ERISA). Seller has (i) made all contributions required of it by law (including, without limitation, ERISA) or contract; and (ii) is and has been in compliance with the material terms and provisions of all such employee benefit plans. Seller has no accrued but unpaid obligations with respect to any of such employee benefit plans except as set forth in the Financial Statements.

                  (n) Necessary Non-Optometric Assets. The Non-Optometric Assets include all rights and property necessary to the conduct of the Practice in the manner it is presently conducted by Seller and no property excluded from the Non-Optometric Assets hereof constitutes property or rights material to the Practice.

                  (o) Availability of Documents; Compliance with Due Diligence Requests. Seller has made available to Vision 21 copies of all material documents including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, trademarks, trade names, service marks and applications therefor listed in this Agreement or in the Schedules to this Agreement. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. Prior to the Closing Date, the Seller shall have provided true and correct copies to Vision 21 or answered truthfully in writing all items described in Vision 21's written due diligence list which has been provided to the Seller by Vision 21 prior to the date first above written.

                  (p) Conditions Affecting Seller. To the best of Seller's knowledge, there is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, Non-Optometric Assets or prospects of the Practice which are known to Seller which would materially adversely affect the Practice or the operations, net worth or obligations (financial or otherwise) of Seller considered as a whole, other than as may affect as a whole the economy or the practice of optometry generally. Seller has used its best efforts to keep available for Vision 21 the services of the employees, agents, patients, contractors and suppliers of Seller, active in the conduct of the Practice. To the best of Seller's knowledge, no loss of any employee, agent, patient, contractor or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

                  (q) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller (or Optometrists) and used in connection with the Practice or included in the Non-Optometric Assets (the "Real Property") are listed in the Disclosure Schedule. To the best of Seller's knowledge, the use and operation of the Real Property is in compliance in all material respects with all applicable building code, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, including, without limitation, those laws and regulations relating to the generation, transportation, storage and disposal of medical waste. To the best of Seller's knowledge, no portion of the Real Property is the subject of, or affected by, any condemnation or eminent domain proceeding or any covenant or other restriction preventing or limiting Seller's right to convey right, title and interest in the Real Property or to use the Real

Property for the various purposes for which the Real Property is currently being used. Each lease with respect to the Real Property (the "Real Property Leases") described on the Disclosure Schedule is in full force and effect and has not been assigned, modified, supplemented or amended. Neither Seller nor the landlord under any Real Property Lease is in material default of the terms of any such lease and, to Seller's knowledge, no circumstances or state of facts currently exist which, with the giving of notice or the passage of time or both would permit the landlord under any Real Property Lease to terminate such lease. Seller (and Optometrists, where applicable), shall, after Closing, upon the request of Vision 21, assign its rights under any Real Property Lease specified by Vision 21, and will along with Vision 21, use its best efforts to secure all required consents from the respective landlords to such assignments. To this end, Seller and Optometrists, where applicable, agrees after Closing, upon request of Vision 21, to deliver to Vision 21, Lease Assignments executed by Seller with regard to such Real Property Leases which Vision 21 may request. Vision 21 shall use its best efforts to obtain the release of any personal guarantees of such Real Property Leases made by the Optometrists; provided, however, such efforts shall not include any payments by Vision 21 of material amounts to the landlords thereunder although such best efforts shall be limited in those instances as may be agreed to by the Parties. To the best of Seller's knowledge, no circumstances or state of facts currently exist, which would indicate that any landlord under any Real Property Lease will be unwilling to render such consent. After Closing, Seller shall comply with all lease terms and shall renew all leases as they become subject to renewal unless Vision 21 requests otherwise.

                  (r) Medicare and Medicaid Programs. Optometrists and each professional employee of the Seller are qualified for participation in the Medicare and Medicaid programs and the Seller is party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. Seller, Optometrists and each professional employee of the Seller have timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including but not limited to Medicare and Medicaid programs. All such claims or reports are complete and accurate in all material respects. Seller has paid or has properly recorded on the Financial Statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and Seller does not have any material liability to any Payor with respect thereto, except as has been reserved for in the Seller's Financial Statements or set forth on the Disclosure Schedule. There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Medicare and/or Medicaid claims determinations or other reports required to be filed by Seller, Optometrists or a professional employee of Seller in order to be paid by a Payor for services rendered. None of the Seller, Optometrists or any professional employee of Seller has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. None of the Seller, Optometrists or any professional employee of the Seller has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs, including but not limited to, defrauding a government program, loss of a license to provide health services, and failure to provide quality care.

                  (s) Fraud and Abuse. None of the Seller, Optometrists or to the best of Seller's knowledge any optometrist, employee or contractors of the Seller has engaged in any activities which are prohibited under 42 U.S.C. ss.ss. 1320-7, 7a or 7b or 42 U.S.C. ss.1395nn (subject to the exceptions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                           (i)      knowingly and willfully making or causing to
be made a false statement or representation of a material fact in any application for any benefit or payment;

                           (ii)     knowingly and willfully making or causing to
be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

                           (iii)    failure to disclose knowledge by a Medicare
or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on the claimant's behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

                           (iv)     knowingly and willfully offering, paying,
soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, in cash or in kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (2) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

                           (v)      referring a patient for designated health
services (as defined in 42 U.S.C. ss.1395nn) or providing designated health services to a patient upon a referral from an entity or person with which Seller or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. ss.1395nn applies.

                  (t) Ownership of Competitors. Seller does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity that is engaged in a business that is a competitor of Vision 21 or the Seller.

                  (u)       Reserved.

                  (v) Commitments. Except as disclosed on the Disclosure Schedule, or as otherwise disclosed pursuant to this Agreement, neither Seller nor Optometrists (with respect to the Practice) is a party to nor bound by, nor are the Non-Optometric Assets bound by, whether or not in writing, any of the following (collectively, "Commitments"):

                           (i)       partnership or joint venture agreement;

                           (ii)     guaranty or suretyship, indemnification or
contribution agreement or performance bond;

                           (iii)    debt instrument, loan agreement or other
obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

                           (iv)     contract to purchase real property;

                           (v)      agreement relating to any material matter or
transaction in which an interest is held by a person or entity that is an affiliate of Seller;

                           (vi)     agreement for the acquisition of services,
supplies, equipment, inventory, fixtures or other property, or agreements with public relations or advertising agencies, accountants or attorneys (other than in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby) involving more than $200,000 in the aggregate;

                           (vii)    powers of attorney;

                           (viii)   contracts containing non-competition
covenants (except for the Paramus lease);

                           (ix)     agreements with Payors and contracts to
provide optometric or health care services; or

                           (x)      any other agreement or commitment not made
in the ordinary course of business or that is material to the business, operations, condition (financial or otherwise) or results of operations of Seller.

Except as disclosed in the Disclosure Schedule, and to the best knowledge of Seller, there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller or Optometrists or, to the best knowledge of Seller, any other party to a material Commitment, and no penalties have been incurred nor are amendments pending, with respect to the material Commitments. The Commitments are in full force and effect and are valid and enforceable obligations of Seller and Optometrists, and to the best knowledge of Seller, are valid and enforceable obligations of the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller, may be made by any party thereto (other than Seller and Optometrists), nor has Seller or Optometrists waived any rights thereunder. Except as disclosed in the Disclosure Schedule, no consents or approvals are required under the terms of any agreement disclosed in the Disclosure Schedule in connection with the transactions contemplated herein, including, without limitation, the transfer of any such agreement pursuant to this Agreement. Except as disclosed in the Disclosure Schedule, neither Seller nor Optometrists has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and Seller knows of no fact that would justify the exercise of such a right. Seller agrees that, after the Closing, it shall not engage in any act or omission that would constitute a default by Seller with respect to partnership agreements with which it is a party. In addition, with regard to any partnerships that either Seller or Optometrists has entered into in connection with any of the Offices, Seller agrees that it will not withdraw as partner or amend such partnership agreements. Seller represents that all corporate overhead expenses that have been allocated to the respective Offices are fair as of the Closing Date and have been consistently applied.

                  (w) Insurance. Seller, Optometrists and each professional employee of Seller carries property, liability, malpractice and such other types of insurance pursuant to the insurance policies listed and briefly described in the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are all of the insurance policies of the Seller, Optometrists and each professional employee of Seller relating to the business of Seller and the Non-Optometric Assets. All of the Insurance Policies are issued by insurers of recognized responsibility, and, to the best knowledge of the Seller, are valid and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. To the best of Seller's knowledge, except as disclosed in the Disclosure Schedule, no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit the transfer of any such Insurance Policies included within the Non-Optometric Assets in accordance with the terms of this Agreement. All Insurance Policies shall be maintained in force without interruption up to and including the Closing Date. Neither Seller nor Optometrists has received any notice or other communication from any issuer of any Insurance Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, and to the actual knowledge of Seller, no such cancellation or increase of deductibles, retainages or premiums is threatened.

                  (x) Accounts Receivable/Payable. To the best of Seller's knowledge, the accounts receivable of Seller relating to the Practice reflected on the Seller's Financial Statements (the "Accounts Receivable"), to the extent uncollected on the date hereof, are, and the accounts receivable of Seller relating to the ownership and operation of the Practice to be reflected on the books of Seller on the Closing Date will be, valid and existing, and represent amounts due for goods sold and delivered or services performed. Except as set forth in the Allowance Account in the Financial Statements, there are not, and on the date of Closing there will not be, any refunds, discounts, set-offs, defenses, counterclaims or other adjustments payable or assessable with respect to the Accounts Receivable. Seller has collected Accounts Receivable only in the ordinary course and has not changed collection procedures or methods nor accelerated the pace of such collection efforts in anticipation of the transactions contemplated in this Agreement. Seller has paid accounts payable in the ordinary course and has not changed payment procedures or methods nor delayed the timing of such payments in anticipation of the transactions contemplated in this Agreement.

                  (y) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Seller or Optometrists to Vision 21 pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither Seller nor Optometrists has failed to disclose to Vision 21 any event, condition or fact which Seller knows, or has reasonable grounds to know, may materially adversely affect the Non-Optometric Assets or the operations, net worth or obligations (financial or otherwise) of the Practice.

         3.2. Representations and Warranties of Vision 21. Vision 21 hereby represents and warrants to Seller and Optometrists that the following are true and correct as of the date hereof and shall be true and correct through the Closing Date as if made on that date. "To the best of Vision 21's knowledge" (or words of similar import) shall mean the actual knowledge of Theodore N. Gillette and/or Richard T. Welch without additional investigation.

                  (a) Corporate Existence. Vision 21 is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite corporate power and authority to carry on the business in which it is engaged and to own the properties it owns in any states in which it conducts business.

                  (b) Corporate Power and Authorization. Vision 21 has the power, authority and legal right to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Vision 21 enforceable against Vision 21 in accordance with its terms.

                  (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Vision 21 do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) to the best of Vision 21's knowledge, any existing law, ordinance, or governmental rule or regulation to which Vision 21 is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Vision 21, (iii) the Articles of Incorporation or By-Laws of Vision 21, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Vision 21 is a party or by which Vision 21 is otherwise bound. To the best of Vision 21's knowledge, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Vision 21.

                  (d) Completeness of Disclosure. Neither this Agreement nor any other instrument or document furnished by Vision 21 to Seller or Optometrists pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

                  (e) Employment of Seller's Employees. Vision 21 does not currently intend to change the existing composition or employment terms of any of the non-professional personnel which have employment arrangements with Seller on the effective date of this Agreement (except as is necessary for Vision 21 to employ such individuals pursuant to the Business Management Agreement). Vision 21 reserves the right, however, to change the number, composition or employment terms of such non-professional personnel in the future.

                  (f) Compliance with Law; Authorizations. To the best of Vision 21's knowledge, Vision 21 has complied in all material respects with, and is not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Vision 21 and its related operations, or properties are subject (collectively, the "Regulations"). Vision 21 owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations (collectively, the "Authorizations") which are material for Vision 21 to conduct its business as currently conducted and is in material compliance with all Regulations. Vision 21 is not in default, nor has Vision 21 received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

                  (g) SEC Documents. Vision 21 has furnished the Seller with a true and complete copy of each report and registration statement filed by it with the (the "SEC Documents") since its initial public offering, which are all the documents that it was required to file with the SEC since such date. To the best of Vision 21's knowledge, as of their respective dates, the SEC Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the SEC Documents, together with the notes thereto, have been prepared in accordance with GAAP, reflect all liabilities of Vision 21 required to be stated therein and present fairly the financial condition of Vision 21 at such date and the results of operations and cash flows of Purchaser for the period then ended. To the best of Vision 21's knowledge, the SEC Documents do not contain any untrue statements of material facts or omit to state any material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date hereof except for such facts as are disclosed herein and except for the transactions contemplated hereby. Vision 21 has not suffered any material adverse change in its assets, properties or operations since the date of the most recent SEC Document.

                  (h) UAW Contract. At the Closing, Vision 21 will assume all obligations of Seller under the collective bargaining agreement with the United Auto Workers and will comply with the terms thereof.

                       ARTICLE IV - SECURITIES LAW MATTERS

         4.1.     Investment Representations and Covenants of Seller.

                  (a) Seller understands that the common stock of Vision 21 (the "Securities") which may comprise the Purchase Price will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the Securities is exempt from registration pursuant to Section 4(2) of the Securities Act and under applicable state securities laws, and that the reliance of Vision 21 on such exemptions is predicated in part on the Seller's representations, warranties, covenants and acknowledgments set forth in this Section.

                  (b) Seller represents and warrants that Seller and Optometrists are "accredited investors" or "sophisticated investors" as defined under the Securities Act and state "Blue Sky" laws, or that Seller and Optometrists have utilized, to the extent necessary to be deemed sophisticated investors under the Securities Act and State "Blue Sky" laws, the assistance of a professional advisor.

                  (c) Seller represents and warrants that the Securities to be acquired by Seller upon consummation of the transactions described in this Agreement will be acquired by Seller for

Seller's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that Seller will not distribute any of the Securities in violation of the Securities Act. All Securities shall bear a restrictive legend in substantially the following form:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS."

         In addition, the Securities shall bear any legend required by the securities or "Blue Sky" laws of any state where Optometrists resides as well as any other legend deemed appropriate by Vision 21 or its counsel.

                  (d) Seller represents and warrants that the city and state set forth below Optometrists' name in the Disclosure Schedule is where Optometrists' principal residences are located.

                  (e) Seller (i) acknowledges that the Securities issued to Seller at the Closing must be held indefinitely by Seller unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of Securities made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) is aware that Rule 144 is not currently available for use by Seller for resale of any of the Securities to be acquired by Seller upon consummation of the transactions described in this Agreement.

                  (f) Seller represents and warrants to Vision 21 that Seller and Optometrists, either alone or together with the assistance of Seller's and Optometrists' own professional advisor, have such knowledge and experience in financial and business matters such that Seller and Optometrists are capable of evaluating the merits and risks of Seller's investment in any of the Securities to be acquired by Seller upon consummation of the transactions described in this Agreement.

                  (g) Seller confirms that Seller and Optometrists have had the opportunity to ask questions of and receive answers from Vision 21 concerning the terms and conditions of Seller's investment in the Securities, and the Seller and Optometrists have received to Seller's and Optometrists' satisfaction, such additional information, in addition to that set forth herein, about Vision 21's operations and the terms and conditions of the offering as Seller and Optometrists have requested.

                  (h) In order to ensure compliance with the provisions of paragraph (c) hereof, Seller agrees that after the Closing, Seller will not sell or otherwise transfer or dispose of Securities or any interest therein (unless such shares have been registered under the Securities Act) without first complying with either of the following conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by Seller:

                           (i)      Vision 21 shall have received a written
legal opinion from Seller's legal counsel, which opinion and counsel shall be satisfactory to Vision 21 in the exercise of its reasonable judgment, or a copy of a "no-action" or interpretive letter of the Securities and Exchange Commission specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

                           (ii)     Vision 21 shall have received an opinion
from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

Seller also agrees that the certificates or instruments representing the Securities to be issued to Seller pursuant to this Agreement may contain a restrictive legend noting the restrictions on transfer described in this Section and required by federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Vision 21's transfer agent, if any, provided that this Section 4.1(h) shall no longer be applicable to any Securities following their transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.

         4.2 Rule 144. Vision 21 covenants that it will file the reports required to be filed by it under the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder to the extent required from time to time to enable Seller to sell the shares of Vision 21 Common Stock issued hereunder without registration under the Securities Act, within the limitations of the exemption provided by Rule 144 under the Securities Act, as may be amended by time.

                    ARTICLE V - INDEMNIFICATION AND REMEDIES

         5.1. Indemnification Obligation of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless Vision 21, and its successors and assigns (an "Indemnified Buyer Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or from any material misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Vision 21 pursuant hereto or in connection with the negotiation, execution or performance hereof; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this Section 5.1.

         5.2. Indemnification Obligation Of Vision 21. From and after the Closing, Vision 21 will reimburse, indemnify and hold harmless Seller, Optometrists and their respective successors and assigns (an "Indemnified Seller Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Vision 21 under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance hereof;

                  (b) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller party or Optometrist third party guarantor that result from, relate to or arise out of the assumption by and/or assignment to Vision 21 of the Real Property Leases as contemplated in Section 3.1(q), including legal fees relative to obtaining those assignments accruing from the date hereof forward;

                  (c) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any partnerships described in the Disclosure Schedule hereto that the Seller has entered into in connection with the Offices in which the principal event giving rise thereto occurred subsequent to the Closing Date, except those damages, losses, deficiencies, liabilities, costs and expenses relating to or arising from taxes, fraud or medical related claims including legal fees relative to Seller's involvement in connection with Vision 21's efforts to modify or terminate such partnerships;

                  (d) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any Indemnified Seller Party's efforts to defend the termination of this Asset Purchase Agreement by Vision 21 as contemplated under Section 5.7(ii) or by a third party as contemplated under
Section 5.7(iii); and

                  (e) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, any legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 5.2.

         5.3. Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

         If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this Article V; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

         5.4. Payment. In the event that Seller or the Optometrists has an indemnification obligation to Vision 21 hereunder, subject to Vision 21's approval as set forth below, the Seller and/or Optometrists may satisfy such obligation by transferring to Vision 21 such number of shares of Vision 21 common stock ("Vision 21 Securities") owned by the Seller and/or Optometrists having an aggregate fair market value (based on the last reported sale price of the Vision 21 Securities on a principal national securities exchange or other exchange on which the Vision 21 Securities are then listed or the last quoted ask price on any over-the-counter market through which the Vision 21 Securities are then quoted on the last trading day immediately preceding the day on which Seller or the Optometrists transfers shares of the Vision 21 Securities to Vision 21 hereunder) equal to the indemnification obligation, which Vision 21 Securities shall be transferred to Vision 21 free and clear of all adverse claims, security interests, liens, claims, proxies, options, stockholders' agreements and encumbrances.

         5.5. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article V are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek an injunction against a violation of any of the terms hereof or in aid of the exercise of any power granted hereby or by law, the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby. All rights, powers, options or remedies afforded to the parties either hereunder or by law shall be cumulative and not alternative and the exercise of a party's right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law. The indemnification obligations hereunder shall survive the consummation of the transactions described herein and are subject to set-off against any other amounts owing between the parties hereunder. Should either party employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising hereunder, or to recover damages for the breach hereof, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorney's fees, the value of time charged by paralegals and/or other staff members operating under the supervision of an attorney, and other legal costs, expended or incurred in connection therewith, before, during and subsequent to any litigation, including arbitration and appellate proceedings, bankruptcy or similar debtor/creditor proceedings, and proceedings to enforce any indemnity agreement herein contained.

         5.6. Indemnification Limitation. Neither Seller nor Optometrists shall be required to indemnify Vision 21 pursuant to Section 5.1 unless the aggregate amount of damages or losses incurred by Vision 21 pursuant to this Agreement shall exceed $150,000, after which the Seller and Optometrists shall be obligated to indemnify Vision 21 from the first dollar, except that the Seller's and Optometrists' total monetary obligations to indemnify Vision 21 pursuant to Section 5.1 shall be capped at the Purchase Price hereunder, unless the liability relates to fraud in which case Seller's and Optometrists' liability shall be unlimited.

         5.7. Health Care Regulatory - Termination Limitations. If this Asset Purchase Agreement is held to be unlawful or unenforceable due to health care regulatory matters (and/or if efforts are made to achieve such a result) then (i) if the Seller or Optometrist sought to have this Asset Purchase Agreement held unlawful or unenforceable, the Seller shall disgorge to Vision 21 the Purchase Price, (ii) if Vision 21 sought to have this Asset Purchase Agreement held unlawful or unenforceable, the Seller may keep the Purchase Price despite the termination of this Asset Purchase Agreement, and (iii) if a third party sought to have this Asset Purchase Agreement held unlawful or unenforceable, the Seller may keep the Purchase Price despite the termination of this Asset Purchase Agreement. In such instance of (ii) or (iii) above, Seller shall take all such steps to cause the immediate sale and transfer of all assets of Seller (which may be sold by State law) to Vision 21 for the total purchase price of $10,000 cash to be paid at the time of transfer, which shall occur immediately upon delivery of a check for $10,000 by Vision 21. Such sale and transfer will be pursuant to such documentation as reasonably requested by Vision 21.

         5.8 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                        ARTICLE VI- POST CLOSING MATTERS

         6.1. Survival of Representations and Warranties. All representations, warranties, agreements and obligations made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing and continue for a period of one year from the Closing Date, except for those representations, warranties, agreements and obligations made by the Seller in Section 3.1(f), (g) and (k), or which were fraudulently made by the Seller, which such representations, warranties, and agreements and obligations shall continue for the period of the applicable statute of limitations. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

         6.2. Maintenance of Books and Records. Each of Seller, Optometrists and Vision 21 shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Non-Optometric Assets, liabilities or business of the Practice prior to the Closing Date. After the Closing Date, Seller and Optometrists shall provide Vision 21 with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) Seller and the employees of Seller and (b) the books of account and records of Seller, and Vision 21 and its representatives shall have the right to make copies of such books and records.

         6.3. Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Practice which are not assumed by Vision 21 pursuant to Section 1.6.

         6.4. Payments Received. Seller, Optometrists and Vision 21 each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing Date which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Vision 21 shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Vision 21 on account of the Practice and the Non-Optometric Assets transferred to Vision 21 hereunder.

         6.5. Audit. Vision 21 may cause an audit of the Financial Statements to be conducted by Ernst & Young LLP or such other auditor of Vision 21's selection, the cost of which shall be borne by Vision 21 if the Closing takes place. Except as otherwise provided in this Section, all items prepared by Ernst & Young LLP in connection with the audit (the "Prepared Audit Materials") shall be for use solely by Vision 21. The Prepared Audit Materials shall not be deemed to include those items that customarily remain the property of the auditors such as their working papers and internal memos. Seller and Optometrists agree to fully cooperate with any such audit and provide any documentation reasonably requested by the auditor in order to complete such audit.

         6.6. Non-Compete. Numerous covenants not to compete are contained in various documents to be executed hereunder. Seller and each Optometrist acknowledges and agrees that any future violation thereof shall be deemed to be of material significance to Vision 21 and that Vision 21 would not have entered into this Agreement without the commitment it is receiving thereunder.

         6.7. Seller and Optometrists Confidentiality Covenant. From the date hereof, the Seller and Optometrists shall not, directly or indirectly, use for any purpose, other than in connection with the performance of the Seller's duties under the Business Management Agreement with Vision 21 and the performance of Optometrist's duties under the Employment Agreements, or disclose to any third party, any information of Vision 21 (whether written or oral), including any business management or economic studies, patient lists, proprietary forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of Vision 21. Notwithstanding the foregoing, the Seller and Optometrists may disclose information that the Seller or Optometrists can establish (a) is or becomes generally available to and known by the public or optometric community (other than as a result of an unpermitted disclosure directly or indirectly by Seller or Optometrists or their respective Affiliates, advisors, or representatives); (b) is or becomes available to the Seller or Optometrists on a nonconfidential basis from a source other than Vision 21 or its Affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Vision 21 or its Affiliates, advisors or representatives of which the Seller or Optometrists has knowledge; or (c) has already been or is hereafter independently acquired or developed by the Seller or Optometrists without violating any confidentiality agreement with or other obligation of secrecy to Vision 21, or its Affiliates, advisors or representatives. Without limiting the other possible remedies to Vision 21 for the breach of this covenant, Seller and Optometrists agree that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise. The Seller and Optometrists further agree that if any restriction contained in this Section 6.7 is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions contained herein shall be enforced independently of each other.

         6.8 Additional Actions and Documents. From and after the Closing Date, Seller and Optometrists will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as Vision 21 may request from time to time to evidence the transfer of the Non-Optometric Assets to Vision 21 and to fully effectuate the purposes and terms of this Agreement.

                           ARTICLE VII - MISCELLANEOUS

         7.1. Taxes. Seller shall pay all state and local sales, documentary and other transfer taxes, if any, due under New Jersey law as a result of the purchase, sale or transfer of the Non-Optometric Assets in accordance therewith whether imposed by law on Seller, Optometrists or Vision 21, and Seller shall indemnify, reimburse and hold harmless Vision 21 in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith. Vision 21 shall pay all state and local sales, documentary and other transfer taxes, if any, due under Florida law as a result of the purchase, sale or transfer of the Non-Optometric Assets in accordance therewith whether imposed by law on Seller, Optometrists or Vision 21, and Vision 21 shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         7.2. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

         7.3. Contents of Agreement. This Agreement and the other agreements contemplated hereby set forth the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         7.4. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, Vision 21 shall have the right to assign this agreement to any of its subsidiaries or affiliates; provided, further that it shall notify the Seller in writing of any such assignment. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

         7.5. Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

         7.6. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

                  IF TO VISION 21, TO:

                  Vision Twenty-One, Inc.
                  7209 Bryan Dairy Road
                  Largo, Florida 34777
                  Attention: Richard T. Welch, Chief Financial Officer


                  WITH A COPY TO:

                  Darrell C. Smith, Esquire
                  Shumaker, Loop & Kendrick, LLP
                  Suite 2800, Barnett Plaza
                  101 East Kennedy Blvd.
                  Tampa, Florida 33602

                  IF TO SELLER OR OPTOMETRISTS, TO:

                  Elliot L. Shack, O.D., P.A.
                  Charles M. Cummins, O.D. and Elliot L. Shack, O.D., P.A. 1255 Broad Street
                  Bloomfield, New Jersey  07003
                  Attention:  Elliot L. Shack, O.D.


                  WITH A COPY TO:

                  H. Glenn Tucker
                  Greenberg, Dauber & Epstein, a professional corporation Suite 600
                  One Gateway Center
                  Newark, New Jersey  07102-5311

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date of delivery, in the case of personal delivery, or the delivery or refusal date, as specified on the return receipt, in the case of overnight, registered or certified mail.

         7.7. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey.

         7.8. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article V hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         7.9. Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         7.10. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         7.11. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

         7.13. Rules of Construction. The rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such an agreement are hereby waived and relinquished by each party.

         7.14. Brokerage. Each of the parties hereto represents and warrants to the others that no broker is entitled to any commission or similar fee in connection with the making and carrying out of this Agreement.

         7.15. Confidentiality of Agreement. The parties agree not to make any public announcement with regard to the transactions contemplated by this Agreement without the prior written consent of the other party until after the Closing Date.

         7.16. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or any document contemplated by this Agreement is intended to be exclusive of any other remedy so conferred, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies hereunder by any party hereto shall not constitute a waiver of the right to pursue other available remedies hereunder.

         7.17. Announcements and Press Releases. Any press releases or any other public announcements by any party hereto concerning this Agreement or the transactions contemplated hereunder shall be approved in advance by the other parties hereto; provided, however, that Vision 21 may make such disclosures as are required under federal and state securities laws in the opinion of counsel to Vision 21 upon prior notice to the Seller.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of March 31, 1998.

                                     "SELLER"

                                     ELLIOT L. SHACK ,O.D., P.A.

                                     By: /s/ Elliot L. Shack
                                         ------------------------------------
                                          Elliot L. Shack, O.D.,
                                          as its President


                                     CHARLES M. CUMMINS, O.D.
                                     AND ELLIOT L. SHACK , O.D., P.A.

                                     By: /s/ Charles M. Cummins
                                         ------------------------------------
                                          Charles M. Cummins, O.D.,
                                          as its President


                                     "VISION 21"

                                     VISION TWENTY-ONE, INC.

                                     By: /s/ Richard T. Welch
                                         ------------------------------------
                                          Richard T. Welch, as its Chief
                                          Financial Officer


         The Optometrists hereby execute this Agreement only with respect to their respective representations, warranties, covenants and obligations contained in Sections 2.2(a)(vi), 2.2(a)(ix), 2.3, 3.1(b), 3.1(c), 3.1(g),
3.1(u), 6.2, 6.4, 6.5, 6.6, 6.7, 6.8 and 7.2 through 7.17, each of which is subject to Sections 5.6 and 6.1.


                                          "OPTOMETRISTS"


                                           /s/ Elliot L. Shack
                                          ---------------------------------
                                          Elliot L. Shack, O.D.

                                          /s/ Charles M. Cummins
                                          ---------------------------------
                                          Charles M. Cummins, O.D.